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                                                                   EXHIBIT 99.3


                                  JOHN L. ADAMS
                           THIRD QUARTER ANALYST CALL
                                NOVEMBER 6, 2003



         Good morning.  This is John Adams and we appreciate you joining us.

         Since our last conference call in August, we have been quite active - and successful - on three separate financings. Two for our railcar leasing wholly owned subsidiary and one for the corporation.

         First, let me discuss our financing for the leasing company. In late August, we renewed and increased the size of our railcar warehouse leasing facility. As we have previously mentioned to you, this structure has worked very well for us and has given us a great deal of flexibility in financing our leased railcar fleet. CSFB continues to be the lead and we have increased the facility by $100 million to $300 million. It expires in late August, 2004. At maturity, we expect to renew the facility for another year and then at the appropriate time will go to the long-term market when the outstanding balance is large enough.

         We had $219 million outstanding under the facility at September 30. Last week we priced a $235 million leveraged lease which will pay down the interim warehouse. The equity market has been very tight for leveraged leases and we have been told this will be the first one done this year. The debt was priced at 80 basis points over the benchmark and was significantly oversubscribed by 18 separate very respected institutions. Closing should occur next week. Then most of the warehouse will once again be available for usage. These are the two financings for our leasing company -- renewal of the warehouse and terming out of the warehouse.

         In addition to these, on September 26, we restructured our corporate credit with our banks to give us more flexibility. This was essentially done to redo our covenants so as to more closely align them with our business -- we are a manufacturing company and we have a large leasing subsidiary. Before this redo, we only had manufacturing covenants in our bank agreement and as you know, a typical leasing operation is more leveraged than a manufacturing company. Our new covenants better reflect this and will allow us to borrow more under our $400 million committed facility. The number of bank participants was expanded from 9 to 10 as we added a bank that has called on us for some time. We are very pleased with the changes and the banks and especially our agent, JPMorgan, were most helpful in working with us.

         As you review our Balance Sheet in the press release, you will notice the debt I just discussed. You will notice under Corporate/Manufacturing on page 6 that we had $20 million outstanding under our $275 million bank facility and $123 million under our term facility. These expire in June 2005 and June 2007 respectively. Under the caption Leasing, you will notice Equipment Trust Certificate debt of $170 million and the warehouse lease debt of $219 million, previously mentioned. When you compare this debt to the assets listed in the chart on page 6, you will see the company is not highly leveraged.

         With the financings we have just completed and as we go into 2004, the company has the flexibility to adjust to improvements in our business and strategically address any new opportunities. Jim Ivy will now give you his perspective on the quarter. Jim